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For Release After 1:15 p.m., EDT
Wednesday, June 9, 1999

EASTMAN CHEMICAL COMPANY
Rod Irvin, APR
Director, Corporate Communication
Phone:  (423) 229-4008
E-mail:  rodirvin@eastman.com


                        EASTMAN COMPLETES ACQUISITION OF
                           LAWTER INTERNATIONAL, INC.

          KINGSPORT, Tenn., June 9, 1999--Eastman Chemical Company (NYSE:EMN) announced today that it successfully completed its acquisition of Lawter International, Inc. (NYSE:LAW), when the merger of Lawter and a subsidiary of Eastman became effective. As a result of the merger, Lawter has become a wholly owned subsidiary of Eastman. Lawter stockholders who did not tender their Lawter shares to Eastman in its tender offer (other than those stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) have become entitled to receive $12.25 per share in cash, the same price paid for Lawter shares in the tender offer.

          In connection with the merger, Lawter terminated the registration of its shares with the Securities and Exchange Commission and delisted its shares from the New York Stock Exchange.

          Earnest W. Deavenport, Jr., chairman and CEO, said he is encouraged by the efficient teamwork of Lawter and Eastman employees he's seen since the merger was announced April 28. "We've said that together we're better; and the ability of our integration teams to complete the acquisition quickly demonstrates great teamwork of Lawter and Eastman employees," Deavenport stated. "Now we can concentrate on integrating the businesses to create value for our customers, owners, employees, and other stakeholders," he noted.

          Bruce Moore, Vice President and General Manager of Coatings, Inks and Resins at Eastman, echoed Deavenport's "better together" statement. "Lawter brings experience, expertise, and significant capacity for intermediates for the inks market while Eastman contributes its leadership and presence in intermediates for coatings, resins, and adhesives businesses," he said. "As a result of this transaction we expect Eastman's presence in these markets to represent approximately one billion dollars in annual revenues," Moore stated.
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          Lawter, headquartered in Pleasant Prairie, Wis., is a worldwide leader in the development, production and marketing of specialty products for the inks and coatings markets. Lawter employs approximately 600 people and reported sales of US$213 million in 1998.

          Headquartered in Kingsport, Tenn., Eastman manufactures and markets plastics, chemicals and fibers. The Company employs 16,000 people in more than 30 countries and had 1998 sales of US$4.48 billion.

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Additional information is available at http://www.eastman.com.

                            FORWARD-LOOKING STATEMENT

This release contains forward-looking statements within the definition of the Securities Act of 1933 and the Securities Exchange Act of 1934. Although the company believes that these statements are based on reasonable assumptions, it can give no assurance that its goals will be achieved. The words "estimates," "believes," "expects," "anticipates," "plans," and "intends," variations of such words, and similar expressions are intended to identify forward-looking statements that involve risk and uncertainty. These statements are necessarily based upon various assumptions involving judgements with respect to the future including, among others, the ability to achieve synergies and revenue enhancements; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company. Accordingly, while the company believes that the assumptions are reasonable, there can be no assurance that they will approximate actual experience, or that the expectations will be realized. Other risk factors are detailed from time to time in the company's SEC reports.

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